Exhibit 10.1

An Agreement Between the Attorney General of the State of Connecticut and

the Insurance Commissioner of the State of Connecticut and

Hilb Rogal & Hobbs Company and its subsidiaries and affiliates

WHEREAS, the Attorney General of the State of Connecticut (the “Attorney General”) has conducted an investigation into certain insurance brokerage and insurance agency practices (the “Attorney General’s Investigation”) of Hilb Rogal & Hobbs Company and its subsidiaries and affiliates (“HRH”);

WHEREAS, the Attorney General has commenced an action against HRH in the Connecticut Superior Court alleging violations of the Connecticut Unfair Trade Practices Act, Conn. Gen. Stat., §§ 42-110a et seq., and the Connecticut Unfair Insurance Practices Act, Conn. Gen. Stat. §§ 38a-815 et seq., dated August 31, 2005 (the “Complaint”);

WHEREAS, the Insurance Commissioner of the State of Connecticut (the “Commissioner”) has conducted an investigation into certain insurance brokerage and insurance agency practices (the “Commissioner’s Investigation”) of HRH;

WHEREAS, the Attorney General has alleged in the Complaint that, inter alia, HRH unlawfully: a) steered clients to favored insurance carriers to qualify for larger bonuses and contingent commissions; b) moved blocks of clients to favored insurers to qualify for larger bonuses and contingent commissions; c) implemented a “carrier consolidation” program expressly designed to steer clients to a select group of insurers in order to qualify for larger bonuses and override commissions; d) placed clients in “producer captive” insurance carriers of which HRH owned all or part without disclosing that ownership interest to its clients; e) entered into undisclosed fee arrangements whereby insurers paid undisclosed compensation to HRH for the placement of insurance; f) paid improper premium rebates to clients in return for that client retaining HRH as its broker; and g) provided preferred insurers with first looks on books of business that HRH wished to move to preferred carriers in order to increase HRH’s bonus and contingent compensation;

WHEREAS, HRH is and has been cooperating with the Attorney General’s Investigation and the Commissioner’s Investigation;

WHEREAS, HRH has adopted, and under this Agreement (the “Agreement”), will continue to adopt, business reforms that will govern the conduct of HRH and its employees;

WHEREAS, the Attorney General, the Commissioner, and HRH are entering into this Agreement and HRH and the Commissioner are entering into a Stipulation and Consent Order dated August 31, 2005 addressing issues relating to Women’s Health USA, Inc. and other entities (the “WHUSA Stipulation”) solely for the purpose of resolving all issues related to the Attorney General’s Investigation, the Complaint, and the Commissioner’s Investigation, and such agreements are not intended to be used for any other purpose;

WHEREAS, the Attorney General and the Commissioner find the relief and agreements contained in this Agreement appropriate and in the public interest;

WHEREAS, without admitting or denying any of the foregoing or any of the allegations of the Complaint, HRH is entering into this Agreement prior to any court entering any findings of fact or conclusions of law relating to the Attorney General’s Investigation, the Complaint, or the Commissioner’s Investigation; and

WHEREAS, neither this Agreement, nor any acts performed nor documents executed in furtherance of this Agreement, may be used as an admission of liability or wrongdoing or of the claims or allegations of the Complaint;

NOW THEREFORE, the Attorney General, the Commissioner, and HRH do hereby enter into this Agreement and agree as follows:

MONETARY RELIEF

1. HRH shall pay thirty million dollars ($30,000,000.00) into a fund (the “Fund”) over the next twenty four (24) months in two installments. The amount in the Fund shall be divided and distributed to certain of HRH’s U.S. clients (“Affected Policyholders”) as described below. HRH shall make an initial payment of twenty million dollars ($20,000,000.00) into the Fund on or before February 1, 2006 and a second payment of ten million dollars ($10,000,000.00) into the Fund on or before August 1, 2007. The Fund shall be allocated nineteen million five hundred thousand dollars ($19,500,000) between Broker Clients and National Override Clients as defined in Paragraph 2 below (the “Broker/Override Fund”) and ten million five hundred thousand ($10,500,000) to Agent Clients as defined in Paragraph 2 below (the “Agency Fund”). All of the money paid into the Fund and any interest earned thereon shall be paid to Affected Policyholders pursuant to the provisions set forth in this Agreement, except as may be specifically provided for in Paragraph 7. No portion of the Fund shall be considered a fine or a penalty. This sum is in full satisfaction of HRH’s obligations hereunder, and, except for the fine as provided for in the WHUSA Stipulation and as required to carry out HRH’s obligations under this Agreement and the WHUSA Stipulation, neither the Attorney General nor the Commissioner shall seek to impose on HRH any other financial obligation or liability related to the Attorney General’s Investigation, the Complaint, or the Commissioner’s Investigation.

2. For the purposes of this Agreement, “Affected Policyholders” shall mean: a) all HRH U.S. brokerage business clients, as defined for purposes of this Agreement according to a formula approved by the Attorney General and the Commissioner, on whose insurance placements, renewals, consultations, or service HRH was eligible to receive Contingent Compensation (as defined in Paragraph 12 below) between January 1, 2001 and December 31, 2004 (“Broker Clients”); b) all HRH U.S. agency clients on whose insurance placements, renewals, consultations, or service HRH was eligible to receive Contingent Compensation pursuant to a National Override Agreement between January 1, 2001 and December 31, 2004 (“National Override Clients”); and c) all HRH U.S. agency clients, other than National Override Clients, on whose insurance placements, renewals, consultations, or service HRH was eligible to receive Contingent Compensation between January 1, 2001 and December 31, 2004 (“Agent Clients”). For purposes of this Agreement, “National Override Agreement” shall mean a corporate-wide compensation agreement that resulted in HRH receiving Contingent Compensation and that was between HRH and the Hartford Insurance Company, the Travelers Insurance Company, CNA Insurance Company, Allmerica Insurance Company, MetLife Insurance Company, and UnumProvident Insurance Company (collectively, the “National Override Carriers”). An Affected Policyholder arising from an acquisition by HRH after December 31, 2000, shall be included only as of the date of acquisition by HRH.

3. HRH shall a) by April 30, 2006, calculate in accordance with a formula approved by the Attorney General and the Commissioner, the amount of money each Broker Client and National Override Client is eligible to receive; b) within ten (10) days of completing these calculations file a report with the Attorney General and the Commissioner in a form approved by the Attorney General and the Commissioner, certified under oath by an officer of HRH to the best of that officer’s knowledge and belief, setting forth: i) each Broker Client’s and National Override Client’s name and address; ii) each Broker Client’s and National Override Client’s insurer(s), the product line(s) and/or type of policy(ies) purchased; iii) the policy premium and the amount each Broker Client and National Override Client paid for each such policy; iv) the amount of the distribution that each Broker Client and National Override Client is eligible to receive from the Fund for each such policy and in the aggregate for all such policies pursuant to this Agreement; and c) by May 22, 2006, send a Notice of Election in a form and format subject to the approval of the Attorney General and the Commissioner, to each Broker Client and National Override Client setting forth items 3b)ii) through 3b)iv) above and stating that the amount may increase if there is less than full participation by eligible policyholders in the Fund. Broker Clients and National Override Clients electing to receive a cash distribution from the Fund (“Participating Policyholders”) shall make a final election to receive a distribution from the Fund by returning the Notice of Election form to HRH, and tendering a release to HRH in a form which in all material respects shall conform to the form attached hereto as Exhibit A, no later than November 21, 2006.

4. HRH shall a) on or before April 1, 2006, send each Agent Client a Notice of Settlement and Claim Form in a form subject to the approval of the Attorney General and the Commissioner (the “Notice of Settlement and Claim Form”) informing each Agent Client that they are eligible to receive a cash distribution from the Fund. Agent Clients electing to be eligible to receive a distribution from the Fund shall return the Notice of Settlement and Claim Form to HRH by June 1, 2006. The Notice of Settlement and Claim Form shall include a statement from the Agent Client that the Agent Client believed HRH put that client’s interests first when HRH placed their insurance. Such statement may be unsworn, must contain the original signature of the client (if a natural person) or an authorized representative (if a non-natural person), and is not otherwise subject to challenge by HRH.

5. HRH shall a) by August 1, 2006, calculate in accordance with a formula approved by the Attorney General and the Commissioner the amount of distribution from the Fund each Agent Client returning the Notice of Settlement and Claim Form (“Eligible Agent Clients”) is eligible to receive from the Fund; b) within ten (10) days of completing these calculations file a report with the Attorney General and the Commissioner, certified under oath by an officer of HRH to the best of that officer’s knowledge and belief, setting forth i) each Eligible Agent Client’s name and address; ii) the Eligible Agent Client’s insurer(s), the product line(s) and/or type of policy(ies) purchased; iii) the policy premium and the amount the Eligible Agent Client paid for each such policy; iv) the amount of the distribution that each Eligible Agent Client is eligible to receive from the Fund for each such policy and in the aggregate for all such policies pursuant to this Agreement; and c) by August 21, 2006, send a Notice of Election in a form and format subject to the approval of the Attorney General and the Commissioner, to each Eligible Agent Client setting forth items 5b)ii) through 5b)iv) above. Each Eligible Agent Client shall make a final election to receive a distribution from the Fund by returning the Notice of Election form to HRH and tendering a release to HRH in a form which in all material respects shall conform to the form attached hereto as Exhibit A, no later than November 21, 2006 (“Participating Agent Clients”).

6. The Attorney General and the Commissioner acknowledge the following: a) contingency income based on profitability of business (or other factors beyond volume) may not be calculable on a per policy basis and that the calculations required by this Agreement are good faith approximations; b) that for some eligible policyholders all required data may not be available, and that HRH shall use reasonable and good faith efforts in such instances to: i) obtain the information directly from the policyholders by sending an information request form to the policyholder and/or ii) provide a good faith estimate for the amount of eligible compensation.

7. On January 15, 2007 (the “First Distribution”) and January 15, 2008 (the “Second Distribution”) HRH shall pay proportionally to each Participating Policyholder and each Participating Agent Client as much of the Participating Policyholder’s and Participating Agent Client’s aggregate share of the Fund as possible with the monies then available in the Fund pursuant to a calculation agreed to by the Attorney General and the Commissioner. HRH reserves the right to make the second required payment into the Fund, in whole or in part, as of January 15, 2007, if the total due to all Participating Policyholders and all Participating Agent Clients as of the First Distribution exceeds the funds in the Fund at that time. In the event that any Affected Policyholder elects not to participate or otherwise does not respond (the “Non-Participating Policyholders”), that Affected Policyholder’s allocated share may be used by HRH to satisfy any pending or other claims of policyholders relating to these matters and to reimburse HRH for any payments made by HRH between September 1, 2005 and April 15, 2008 to policyholders having claims related to this Agreement. In no event shall HRH be reimbursed pursuant to the preceding sentence or a distribution be made from the Fund to any Non-Participating Policyholder until all Participating Policyholders and Participating Agent Clients have been paid the full aggregate amount due pursuant to Paragraphs 3b)iv) and

5b)iv) above; nor shall the total payments from the Fund to any Non-Participating Policyholder exceed 80% of that Non-Participating Policyholder’s original allocated share. In no event shall a Participating Agent Client’s relative percentage distribution from the Fund be greater than the percentage distribution of a Participating Policyholder. If any funds remain in the Fund as of April 15, 2008, any such funds shall be distributed on a pro rata basis to the Participating Policyholders and Participating Agent Clients. In no event shall any monies in or from the Fund be used to pay attorney fees.

8. By February 15, 2007, with respect to the First Distribution and by February 15, 2008, with respect to the Second Distribution, HRH shall file a report with the Attorney General and the Commissioner, certified under oath by an officer of HRH to the best of that officer’s knowledge and belief, listing all amounts paid from the Fund.

BUSINESS REFORMS

9. Within sixty (60) days of the execution of this Agreement HRH shall undertake the following business reforms.

A. Permissible Forms of Compensation

10. a) In connection with its insurance brokerage business, defined for the purposes of this Agreement to include insurance placements, renewal, servicing, consulting and other services related to insurance policies placed by HRH acting as a representative of a client pursuant to a written agreement with the client and not as an agent of an insurer or as a wholesaler, HRH shall accept only: i) a specific fee to be paid by the client; ii) a specified commission to be paid by the insurer; or iii) where allowed by law, a combination of both.

b) HRH shall accept no commission or other compensation of any kind from any insurer for the placement, renewal, consultation, or servicing of a brokerage client’s insurance business unless and until a written contract signed by such client so provides or, prior to binding HRH: i) fully discloses to the client in plain, unambiguous written language such commission or other compensation in either dollars or percentage amounts; and ii) the client consents in writing, provided, however, that where the amount of such commission or compensation or the method of calculation necessary to determine the amount of such commission or other compensation is not known less than 24 hours before renewal or inception of client’s policy, HRH shall: i) prior to binding, disclose in writing the general methodology by which its commission is calculated; and ii) as soon after binding as practicable, provide the client with written disclosure of its commission in dollars or percentage amounts and obtain the client’s written consent. HRH shall not accept compensation attributable to such placement until such disclosure is made and consent is received. If the client does not so consent, the client may timely cancel or terminate the contract. In this circumstance, HRH may not directly impose a penalty on the client for such cancellation, although the client may be subject to a penalty imposed by the carrier. Nothing in this Paragraph relieves HRH of complying with additional requirements imposed by law, including the requirements for written documentation relating to fees paid directly by clients. HRH may not retain interest earned on premiums collected on behalf of insurers without prior notification to the client, and only when such retention is consistent with the requirements of, and is permitted by, applicable law.

11. Except as provided in Paragraph 10 above, in connection with its insurance brokerage business, HRH shall not accept or request, directly or indirectly, any thing of material value from an insurance company including, but not limited to, money, credits, loans, stock, forgiveness of principal or interest, vacations, prizes, gifts or the payment of employee salaries or expenses (“Additional Compensation”).

B. Contingent Compensation

12. In connection with its insurance brokerage business, HRH shall not directly or indirectly accept or request any Contingent Compensation. For purposes of this Agreement, “Contingent Compensation” shall mean any compensation or other valuable consideration of any kind paid by an insurance carrier that is contingent upon HRH’s: a) placing a particular number of policies or dollar value of premium with the insurer, excepting standard commissions, b) achieving a particular level of growth in the number of policies or dollar value of premium placed with an insurer, c) meeting a particular rate of retention or renewal of policies in force with an insurer, d) placing or keeping sufficient insurance business with the insurer to achieve a particular loss ratio or any other measure of profitability, e) providing preferential treatment in the placement process, including but not limited to the giving of last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placements, or f) obtaining anything else of material value for an insurer.

13. In connection with its insurance agency business, defined herein as all HRH business in which HRH is not acting either as an insurance broker as defined in Paragraph 10a) above or as a wholesaler for other licensed producers, HRH shall not directly or indirectly accept or request any Contingent Compensation, except where HRH discloses to all HRH clients the substantive information contained in Exhibit B attached hereto in the following manner: a) no later than January 1, 2006 ,HRH shall transmit by U.S. mail to all HRH clients a copy of Exhibit B; b) beginning 60 days after the date of the execution of this Agreement, for all new agency clients who engage HRH, HRH shall obtain a signed copy of Exhibit B from each such client prior to initial binding, provided, however, that where the transaction is completed wholly over the telephone, an HRH agent shall read the substance of the notification in Exhibit B to the client, make a note in the client’s file that such notification was done and transmit by U.S. mail or email a copy of Exhibit B to the client. Upon request by any HRH client, HRH shall fully disclose all commissions, in either dollars or percentage amounts, and the brief substance of all Additional Compensation and Contingent Compensation arrangements to the client. When such request is made, HRH shall promptly respond to such request. Where such response to a client’s request occurs after binding, the client may timely cancel the contract with no penalty directly imposed by HRH, although the client may be subject to a penalty imposed by the carrier. Notwithstanding any other provision of this Agreement, in no event shall HRH accept any compensation with respect to its agency business based, in whole or in part, on achieving a particular loss ratio, or any other measure of profitability, with an insurer where HRH has any authority to settle any HRH client claims made against such insurer. Nothing in this Paragraph relieves HRH from complying with additional requirements imposed by law, including any requirements for written documentation relating to fees paid directly by clients.

C. Prohibition of Reinsurance Brokerage “Leveraging”

14. In placing, renewing, consulting on, or servicing any insurance policy, HRH shall not directly or indirectly accept or request any promise or commitment to use any of HRH’s brokerage, agency, producing, or consulting services, including reinsurance brokerage, agency or producing services, contingent upon any of the factors listed in Paragraph 12a) through f), inclusive, above.

D. Prohibition of Inappropriate Use of Wholesalers

15. a) In placing, renewing, consulting on, or servicing any insurance policy, HRH shall not directly or indirectly knowingly place, renew, consult on, or service its clients’ insurance business through a wholesale broker in connection with HRH’s insurance brokerage business unless HRH discloses the following information prior to initial binding, where such information is known, and in any event as soon as practicable after binding when the following information is not known prior to binding: i) the compensation received or to be received by HRH; ii) the existence of any HRH interest in or contractual agreement with the wholesaler; and iii) upon request, the reasons for using such wholesaler.

b) In placing, renewing, consulting on, or servicing any insurance policy, HRH shall not directly or indirectly knowingly place, renew, consult on, or service its clients’ insurance business through an affiliated wholesale broker in connection with HRH’s insurance agency business unless HRH discloses the following information prior to initial binding, where such information is known, and in any event as soon as practicable after binding when the following information is not known prior to binding: i) the fact that HRH will receive compensation related to the wholesale transaction; and ii) upon request of the client, the compensation received or to be received by HRH on the wholesale transaction, any HRH interest in or contractual agreement with the wholesaler, and the reasons for using such wholesaler.

E. Prohibition of Interest in Insurer

16. HRH shall not place business in any insurer or reinsurer in which Hilb Rogal & Hobbs Company has any direct beneficial ownership interest or indirect beneficial interest through a controlled entity without disclosing to the HRH client prior to the time of binding the fact of such ownership interest or affiliation. As part of its SEC annual report for 2005 through 2010, Hilb Rogal & Hobbs Company shall disclose the fact of material ownership in any insurer or reinsurer by any officer or director of Hilb Rogal & Hobbs Company. For purposes of this Paragraph, “material ownership” shall mean an ownership interest valued at greater than one million dollars ($1,000,000.00).

F. Mandated Disclosures to Clients

17. In placing, renewing, consulting on, or servicing any insurance policy, in connection with its brokerage business, HRH shall not accept compensation attributable to the client until it discloses to that client in writing all quotes and indications sought and all quotes and indications received by HRH, in connection with the coverage of the client’s risk together with all terms relevant thereto.

18. In placing, renewing, consulting on, or servicing any insurance policy, in connection with its agency business, HRH shall, upon request, disclose to each client in writing all quotes and indications sought and all quotes and indications received in connection with the coverage of the client’s risk together with all terms relevant thereto.

G. Standards of Conduct and Training

19. HRH shall implement company-wide written standards of conduct regarding commissions, Additional Compensation and Contingent Compensation from insurers consistent with the terms of this Agreement and subject to the initial approval of the Attorney General and the Commissioner, which shall not unreasonably be withheld. Such company-wide written standards of conduct shall provide, inter alia, that HRH shall periodically conduct appropriate training of all relevant employees, including, but not limited to, training in business ethics, professional obligations, conflicts of interest, antitrust and fair trade practices compliance, and record keeping. Training of all current relevant HRH employees shall begin within six months of the execution of this Agreement. Training of all subsequently hired relevant HRH employees shall be conducted at the time of the new employee’s hire. Such company-wide written standards shall require HRH personnel to notify an insurer of an insured’s claim or loss promptly, and in no event more than two (2) business days, after notice to HRH of any such claim.

H. Prohibition Against Violating Connecticut Law

20. HRH shall not directly or indirectly engage or attempt to engage in violations of the Connecticut Antitrust Act (Conn. Gen. Stat. §§ 35-24 et seq.), the Connecticut Unfair Trade Practices Act (Conn. Gen. Stat. §§ 42-110a et seq.), and the Connecticut Unfair Insurance Practices Act (Conn. Gen. Stat. §§ 38a-815 et seq.).

COMPLIANCE AND REPORTING

21. HRH shall establish a Business Practices Committee of the Board of Directors of HRH which shall review HRH’s compliance with the standards of conduct regarding commissions, Additional Compensation, and Contingent Compensation and shall report on a semi-annual basis to the Board of Directors the results of its reviewing activities for a period of five (5) years from the date of this Agreement.

22. HRH shall maintain a record of all written complaints received from HRH clients concerning commissions, Additional Compensation, and Contingent Compensation, which shall be provided to the Business Practices Committee of the Board of Directors prior to its semi-annual report, and to the Commissioner annually for a period of five (5) years commencing from the date of this Agreement.

23. The Business Practices Committee of the Board of Directors of HRH shall file annual written reports with the Commissioner on compliance with the standards of conduct regarding compensation arrangements for five (5) years beginning with the 2006 calendar year, which reports shall include the amount of each form of compensation and Contingent Compensation received by HRH from each insurer with which it placed insurance during the preceding calendar year.

COOPERATION WITH THE COMMISSIONER

24. At the Commissioner’s discretion, HRH shall be subject to annual examination by the Commissioner for five (5) years at HRH’s expense beginning in 2005. HRH shall fully cooperate with the Commissioner in such examinations. HRH shall additionally provide private, secure office space, photocopying equipment, and any other administrative or clerical resources reasonably necessary to assist in any examination, as well as all relevant data, provided upon request by the Commissioner in electronic or computerized format. The Commissioner may coordinate such examinations with other states.

COOPERATION WITH THE ATTORNEY GENERAL AND THE COMMISSIONER

25. HRH shall fully and promptly cooperate with the Attorney General and the Commissioner with regard to their ongoing investigations of compensation practices in the insurance and insurance brokerage and agency industries, any related proceedings and actions, and of any other person, corporation or entity related to such investigations, including, but not limited to, HRH’s current and former employees. HRH shall use its best efforts to ensure that all its officers, directors, employees, and agents fully and promptly cooperate with the Attorney General’s and the Commissioner’s investigations of insurance and insurance brokerage and agency compensation practices and related proceedings and actions. Cooperation shall include without limitation: a) acceptance of service of subpoena(s) and production pursuant thereto of any information and all documents or other tangible evidence reasonably requested by the Attorney General or the Commissioner, and any compilations or summaries of information or data that the Attorney General or the Commissioner reasonably requests be prepared, subject only to the receipt of reasonable assurances of confidential treatment of such information produced without service of subpoena; b) without the necessity of a subpoena, having HRH’s officers, directors, employees and agents attend any proceedings at which the presence of any such persons is requested by the Attorney General or the Commissioner, and having such persons answer any and all inquiries that may be put by the Attorney General (or any of the Attorney General’s deputies, assistants or agents) or the Commissioner to any of them at any proceedings or otherwise (“proceedings” shall include, but are not limited to, any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by the Attorney General or the Commissioner concerning any fraudulent conduct whatsoever about which it has any knowledge or information; d) in the event any document is withheld or redacted on grounds of privilege, work-product, or other legal doctrine, a statement shall be submitted in writing by HRH indicating: i) the type of document; ii) the date of the document; iii) the author and recipient of the document; iv) the general subject matter of the document; v) the reason for withholding the document; and vi) the Bates number or range of the withheld document. The Attorney General or the Commissioner may challenge such claim in any forum of its choice and may, without limitation, rely on all documents or communications theretofore produced or the contents of which have been described by HRH, its officers, directors, employees, or agents; and e) HRH shall not knowingly jeopardize the confidentiality of any aspect of the Attorney General’s Investigation or the Commissioner’s Investigation, including sharing or disclosing evidence, documents, or other information with others during the course of the investigation, without the consent of the Attorney General and the Commissioner. Nothing herein shall prevent HRH from providing such evidence to other regulators or as otherwise required by law, or from defending itself in connection with any other judicial or regulatory proceeding or investigation.

OTHER PROVISIONS

26. The Commissioner may take regulatory action to enforce this Agreement. The Commissioner may investigate or take regulatory action against any current or former HRH employee who is licensed by the Commissioner.

27. HRH shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Agreement and the WHUSA Stipulation.

28. Upon execution of this Agreement by all parties, the Attorney General will immediately file a Withdrawal with prejudice, in the form attached as Exhibit C, in the Connecticut Superior Court voluntarily withdrawing the Complaint with prejudice.

29. This Agreement is not intended to disqualify HRH, or any current employees of HRH, from engaging in any business in Connecticut, or in any other jurisdiction. Nothing in this Agreement shall relieve HRH’s obligations imposed by any applicable state insurance law or regulations or other applicable law.

30. This Agreement shall not confer any rights upon any persons or entities besides the Attorney General, the Commissioner, and HRH.

31. HRH shall maintain custody of, or make arrangements to have maintained, all documents and records of HRH related to this matter for a period of not less than six (6) years.

32. The Attorney General and/or the Commissioner may make such application as appropriate to enforce or interpret the provisions of this Agreement, or in the alternative, maintain any action within their legal authority for such other and further relief as either the Attorney General and/or Commissioner may determine in their sole discretion is proper and necessary for the enforcement of this Agreement. The exclusive forum for resolving any disputes under this Agreement shall be the Superior Court of the State of Connecticut, or the Connecticut Insurance Department as required by law. If compliance with any aspect of this Agreement proves impracticable, HRH reserves the right to request that the parties modify the Agreement accordingly.

33. The parties to this Agreement will use good faith and best efforts in implementing the terms of this Agreement and resolving any unanticipated issues.

34. In any application, legal action or proceeding, facsimile transmission of any papers to current counsel for HRH shall be good and sufficient service on HRH unless HRH designates, in a writing to the Attorney General, another person to receive service by facsimile transmission.

35. This Agreement shall be governed by the laws of the State of Connecticut without regard to conflict of laws principles.

36. This Agreement may be executed in counterparts.

WHEREFORE, the following signatures are affixed hereto on this 31st day of August, 2005.

RICHARD BLUMENTHAL	SUSAN F. COGSWELL

/s/ Richard Blumenthal	/s/ Susan F. Cogswell
Attorney General	Insurance Commissioner
State of Connecticut	State of Connecticut
55 Elm Street	P.O. Box 816
Hartford, Connecticut 06141	Hartford, Connecticut 06142-0816

HILB ROGAL & HOBBS COMPANY

By:	/s/ Martin L. Vanghan III
Martin L. Vanghan III
Chairman & CEO of HRH

By:	/s/ David Craig Landin
David Craig Landin
John W. Woods, Jr.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200
Attorneys for Hilb Rogal & Hobbs Company

By:	/s/ Ross H. Garber
Ross H. Garber
Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103-1919
(860) 251-5218
Attorneys for Hilb Rogal & Hobbs Company

EXHIBIT A

GENERAL RELEASE

This RELEASE (the “RELEASE”) is executed this      day of                     , 200   by RELEASOR (defined below) in favor of RELEASEE (defined below).

DEFINITIONS

“RELEASOR” refers to [fill in name                     ] and any of its affiliates, subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers acting on behalf of RELEASOR.

“RELEASEE” refers to Hilb Rogal & Hobbs Company and any of its subsidiaries, affiliates, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers.

“AGREEMENT” refers to a certain agreement among RELEASEE, the Attorney General of the State of Connecticut (the “Attorney General”), and the Insurance Commissioner of the State of Connecticut (the “Commissioner”) dated August 31, 2005, relating to an action commenced against RELEASEE by the Attorney General dated August 31, 2005 captioned The State of Connecticut against Hilb Rogal & Hobbs Company (the “Complaint”), and an investigation by the Commissioner relating to same (the “Investigation”).

RELEASE

1. In consideration for the total payment of $             in accordance with the terms of the Agreement, RELEASOR does hereby fully release, waive and forever discharge RELEASEE from any and all claims, demands, debts, rights, causes of action or liabilities whatsoever, including known and unknown claims, in law, equity or otherwise, whether under state, federal or foreign statutory or common law, and whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity (collectively, “claims”), only to the extent any such claims are based upon or arise out of, in whole or in part, any of the allegations, acts, omissions, transactions, or events that are the subject of the Complaint and the Investigation and occurring up to the date of the Agreement, except for claims which are based upon, arise out of or relate to the purchase or sale of RELEASEE securities, and claims based upon or arising out of conduct by RELEASEE after the date of the Agreement.

2. In the event that the total payment referred to in paragraph 1 is not made for any reason, then this RELEASE shall be null and void, provided that any payments received by RELEASOR shall be credited to RELEASEE in connection with any claims that RELEASOR may assert against RELEASEE, or that are asserted on behalf of RELEASOR or by a class of which RELEASOR is a member, against RELEASEE.

3. This RELEASE may not be changed orally and shall be governed by and interpreted in accordance with the laws of the State of Connecticut, without giving effect to choice of law principles, except to the extent that federal law requires that federal law governs.

4. RELEASOR represents and warrants that the claims have not been sold, assigned or hypothecated in whole or in part.

Dated:
RELEASOR:
By:
Print Name:
Title:

2

EXHIBIT B

HRH AGENCY CUSTOMER BILL OF RIGHTS

As an HRH agency customer, you have the right to know:

•	That HRH, like other insurance agents, represents insurance companies and is paid by insurance companies for selling insurance to clients like you.

•	All fees and commissions that HRH will earn on the sale of your insurance. Simply ask your HRH representative.

•	That HRH earns a commission based on a percentage of the premium you pay to the insurance company. HRH, like other insurance agents, may also be paid additional amounts by insurance companies based on other factors, such as the number of policies placed or renewed with an insurer, the amount of premiums paid, or the loss histories of clients placed or renewed with an insurer.

•	HRH’s commissions are built into the cost of your insurance.

•	That HRH, like other insurance agents, may receive compensation for placing your insurance from other intermediaries, such as wholesalers and premium finance companies, which may or may not be affiliated with HRH. That compensation may be in the form of commissions, administrative fees, placement fees, interest, or other compensation.

•	That insurance companies with which you may be placed may offer incentives and rewards to HRH, such as trips and entertainment.

•	That HRH may earn interest on your premiums before paying your premium to the applicable insurance companies.

•	Which insurers competed for your business and see in writing what prices they offered or whether they declined to make an offer. Simply ask your HRH representative.

Received by:

DATE	CLIENT

DATE	HRH EMPLOYEE

EXHIBIT C
WITHDRAWAL JD-CV-41 Rev 10-01 COMPLETE ALL SECTIONS BELOW	STATE OF CONNECTICUT SUPERIOR COURT www.jud.state.ct.us	DOCKET NO #
RETURN DATE 9/20/05

NAME OF CASE (FIRST-NAMED PLAINTIFF VS. FIRST-NAMED DEFENDANT) State of Connecticut vs. Hilb Rogal & Hobbs Company
☒	Judicial District	☐	Housing Session	☐	G.A. No.	ADDRESS OF COURT (No., street, town and zip code) 95 Washington Street, Hartford, CT 06106

SECTION I (check only one box) THIS WITHDRAWAL IS BEING FILED BECAUSE THE DISPUTE HAS BEEN RESOLVED BY:

I. COURT-ANNEXED ADR			II. COURT INTERVENTION
411088	☐	Early Intervention	411098	☐	Pretrial Conference
411089	☐	Early Neutral Evaluation	411099	☐	Trial Management Conference
411090	☐	Attorney Trial Referee	411100	☐	Commencement of Trial (court trial - first witness sworn;
411091	☐	Fact-Finding			jury trial - trial jurors sworn)
411093	☐	Arbitration	III. PRIVATE ADR
411094	☐	Mediation	411102	☐	Provider Name:
411095	☐	Special Masters			_______________________________________
411096	☐	Summary Jury Trial	IV. OTHER
			411103	☒	Discussion of Parties on Their Own
			415602	☐	Unilateral Action of Party(ies)

SECTION II WITHDRAWAL

(Do not check the following two boxes if any intervening complaints, cross complaints, counterclaims, or third party complaints remain pending in this case. See below for partial withdrawal of action)

DISPOSITIVE

(WDACT)	☒	The Plaintiff’s action is WITHDRAWN AS TO ALL DEFENDANTS without costs to any party.
(WOARD)	☐	A judgment has been rendered against Defendant(s):

____________________________________________________________________________________________
and the Plaintiff’s action is WITHDRAWN AS TO ALL REMAINING DEFENDANTS without costs

PARTIAL
The
(WDCOMP)	☐	Complaint
(WDCOUNT)	☐	Counts of the complaint:
(WDINTCO)	☐	Intervening Complaint
(WDTHPC)	☐	Third Party Complaint
(WAPPCOM)	☐	Apportionment Complaint
(WDCC)	☐	Cross Complaint (cross claim)
(WOC)	☐	Counterclaim
(WOAAP)	☐	Plaintiff(s):
(WOAAD)	☐	Complaint against defendant(s): Only w/o costs

	☐	Other:
in the above entitled action is withdrawn.

________________________________________________________________________________________________________________________________________________________________

SIGNATURE REQUIRED

Plaintiff	State of Connecticut	;	By	/s/ Matthew J. Budzik	Attorney
Plaintiff		;	By	Matthew J. Budzik, Asst. Atty. General	Attorney

Defendant		;	By		Attorney

Defendant		;	By		Attorney

NAME & ADDRESS OF SIGNER:	Matthew J. Budzik, Asst. Atty. General, Attorney General’s Office, 55 Elm Street, Hartford, CT 06106

SECTION III CERTIFICATION

I hereby certify that a copy was mailed/delivered to all counsel and pro se parties of record on:	DATE 8/31/05	SIGNED (Individual attorney or pro se party) /s/ Matthew J. Budzik	PHONE NO. (Area code first) 860/808-5040

NAME OF EACH PARTY SERVED* Ross H. Garber, Esq., Shipman & Goodwin LLP	ADDRESS AT WHICH SERVICE WAS MADE* One Constitution Plaza, Hartford, CT 06103-1919

*	if necessary, attach additional sheet with names of each party served and the address at which service was made.